Exhibit 10.93

TRADEMARK SECURITY AGREEMENT

This Trademark Security Agreement (“Trademark Security Agreement”), dated as of January 20, 2022, is made by and between Precision Industries, Inc., a Pennsylvania corporation (“Grantor”), and Fifth Third Bank, National Association (the “Secured Party”).

Grantor and Secured Party have entered into a Credit and Security Agreement dated of even date herewith (the “Credit Agreement”).

Under the terms of the Credit Agreement, Grantor has granted to Secured Party a security interest in, among other property, certain intellectual property of Grantor, and has agreed to execute and deliver this Trademark Security Agreement, for recording with national, federal and state government authorities, including, but not limited to, the United States Patent and Trademark Office.

Grantor and Secured Party therefore agree as follows:

1.
Grant of Security. In order to secure the prompt payment and performance of all “Obligations” (as defined in the Credit Agreement), Grantor hereby grants to Secured Party a security interest in and to all of the right, title and interest of Grantor in, to and under the following, wherever located, and whether now existing or hereafter arising or acquired from time to time (the “Trademark Collateral”):
(a)
the trademark registrations, trademark applications, and trademark licenses set forth in Schedule 1 hereto, together with the goodwill connected with the use of and symbolized thereby and all extensions and renewals thereof (the “Trademarks”), excluding only United States intent-to-use trademark applications to the extent that and solely during the period in which the grant of a security interest therein would impair, under applicable federal law, the registrability of such applications or the validity or enforceability of registrations issuing from such applications;
(b)
all rights of any kind whatsoever of Grantor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world;
(c)
any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and
(d)
any and all claims and causes of action, with respect to any of the foregoing, whether occurring before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

DOCPROPERTY Doc_ID \* MERGEFORMAT 10334772

2.
Recordation. Grantor authorizes the Commissioner for Trademarks and any other government officials to record and register this Trademark Security Agreement upon Secured Party’s request.
3.
Loan Documents. This Trademark Security Agreement has been entered into pursuant to and in conjunction with the Credit Agreement, which is hereby incorporated by reference. The provisions of the Credit Agreement shall supersede and control over any conflicting or inconsistent provision herein. The rights and remedies of Secured Party with respect to the Trademark Collateral are as provided by the Credit Agreement and related documents, and nothing in this Trademark Security Agreement shall be deemed to limit such rights and remedies.
4.
Execution in Counterparts. This Trademark Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Trademark Security Agreement by facsimile or in electronic (i.e., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Trademark Security Agreement.
5.
Successors and Assigns. This Trademark Security Agreement will be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.
6.
Governing Law. This Trademark Security Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Trademark Security Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[signature page to follow]

Grantor and Secured Party have executed this Trademark Security Agreement as of the date set forth in the introductory paragraph.

SECURED PARTY	GRANTOR
FIFTH THIRD BANK, NATIONAL ASSOCIATION By: Print Name: Jeffrey Seiden Title: Senior Vice President	Precision Industries, Inc., a Pennsylvania corporation By: Print Name: Title:

Signature Page to Trademark Security Agreement (Precision Industries, Inc.)

SCHEDULE 1

TRADEMARK REGISTRATIONS, APPLICATIONS, and licenses

Trademark	Registration #	Issue Date	Owner
NUTEC	1764041	04/13/1993	Precision Industries, Inc.
SUPER 7 MQ	1841645	06/28/1994	Precision Industries, Inc.
MASRHALLOY MQ	1804113	11/16/1993	Precision Industries, Inc.

DOCPROPERTY Doc_ID \* MERGEFORMAT 10334772 Schedule 1 to Trademark Security Agreement